UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 24, 2010

Commission file number 0-7843

4Kids Entertainment, Inc. (Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	13-2691380 (I.R.S. Employer Identification No.)

1414 Avenue of the Americas New York, New York 10019 (212) 758-7666 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 24, 2010, 4Kids Entertainment, Inc. (the “Company”) and The CW Network, LLC (“The CW”) entered into an agreement (the “Amended Agreement”) amending the October 1, 2007 agreement between them regarding the five hour Saturday morning kids block on The CW Network.

Under the terms of the Amended Agreement, The CW and the Company will continue to share in national ad revenue (“revenue”) from the block, with The CW’s share of revenue to be applied against a guarantee payable by the Company to The CW. The minimum guarantee payable by the Company to The CW Network has been reduced under the Amended Agreement from $15 million to $12 million for the 2009 / 2010 broadcast season and to $11.5 million for the remaining three broadcast seasons covered by the Amended Agreement. In addition, the revenue sharing percentage has been revised to provide (1) for a 80% / 20% revenue split in favor of The CW until it has received its minimum guarantee applicable to such broadcast season, (2) for the Company to retain 100% of the revenue until its share of the revenue for such broadcast season equals 35%, (3) for a 65% / 35% revenue split in favor of The CW until $20 million in revenue has been realized and (4) for a revenue split between the parties to be 50% / 50% thereafter. The Amended Agreement also requires the Company to make certain security arrangements in favor of The CW to secure payment of the minimum guarantee and The CW's share of national advertising proceeds. The foregoing description is qualified in its entirety by reference to the Amended Agreement which is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1	The CW Network LLC - 4Kids Entertainment, Inc. Saturday Morning Programming Block Term Sheet

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 30, 2010

4KIDS ENTERTAINMENT, INC. BY: /s/ Bruce R. Foster Bruce R. Foster Executive Vice President and Chief Financial Officer